Exhibit 99.1

NEWS

Cooper Tire & Rubber Company Reports First Quarter 2016 Results
Operating profit of $91 million, or 14 percent of sales; Cooper updates full year
2016 operating margin, tax rate and capital expenditure outlook

FINDLAY, Ohio, April 29, 2016 – Cooper Tire & Rubber Company (NYSE: CTB) today reported first quarter 2016 net income of $59 million, or diluted earnings per share of $1.05, compared with $41 million, or $0.69 per share, last year.

First Quarter Highlights:

•	Unit volume increased 1.9 percent year-over-year
•	Net sales decreased 2.0 percent to $650 million
•	Operating profit increased by 29.5 percent year-over-year to $91 million, or 14 percent of net sales
•	Diluted earnings per share of $1.05 compared with $0.69 per share a year ago
•	Repurchased $24.8 million of stock at an average price of $35.98 per share

“Cooper is off to a strong start in 2016,” said Chairman, Chief Executive Officer and President Roy Armes. “Our first quarter operating margin performance was excellent, and continued the positive results we delivered in 2015. The Americas segment posted another outstanding quarter, with operating margin of over 18 percent. Unit volumes grew nearly 2 percent year-over-year, with strong growth in the International segment, which was partially offset by a slight decrease in the Americas segment. We continue to execute against our strategic plan, investing in operations around the globe to improve our competitive position and accelerating the development of new products. In North America, new products—those launched in the last two years—represent approximately 30 percent of sales. Of course, our overarching goal is to deliver shareholder value, and we continued to return cash to shareholders through our ongoing quarterly dividend and nearly $25 million in share repurchases in the first quarter,” Armes said.

Consolidated Results:

Cooper Tire	Q1 2016 ($M)	Q1 2015 ($M)	Change
Net Sales	$650	$663	(2.0)%
Operating Profit	$91	$70	29.5%
Operating Margin	14.0%	10.6%	3.4 ppts

Consolidated First Quarter Results:

•	First quarter net sales were $650 million, a decrease of 2.0 percent compared with $663 million in the first quarter of 2015. First quarter results include $12 million of higher unit volume, with increases in the International segment partially offset by decreases in the Americas segment. The unit volume increase was more than offset by $17 million of unfavorable price and mix, primarily due to net price reductions related to lower raw material costs, as well as $8 million of negative currency impact.

•	First quarter 2016 operating profit was $91 million compared with $70 million for the same period last year. Operating profit increased as a result of $23 million of favorable raw material costs, net of price and mix, $6 million of lower product liability costs, $2 million of favorable SG&A and $1 million of higher unit volume. These benefits were partially offset by $6 million of higher manufacturing costs, $3 million of negative currency impact, and $2 million of other costs.

•	First quarter SG&A expense was $59 million, which compares with $62 million in the first quarter of 2015. SG&A expense for the quarter decreased to 9.1 percent of net sales, from 9.3 percent of net sales in the first quarter of 2015. The decrease in SG&A was primarily the result of lower mark-to-market costs of stock-based liabilities along with lower professional fees.

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Cooper Tire Q1 2016—2

•	The higher manufacturing costs were concentrated in the Americas segment and were related to the greater complexity of manufacturing more high value, high margin tires along with nonrecurring costs in our Mexico tire plant resulting from manufacturing process changes that were implemented in the first quarter.

•	The effective tax rate for the first quarter was 32.3 percent, compared with 34.8 percent last year. The reduction in the tax rate was primarily due to discrete tax items during the quarter. The tax rate is based on forecasted annual earnings and tax rates for the various jurisdictions in which the company operates.

•	At quarter end, Cooper had $434 million in cash and cash equivalents, compared with $449 million at March 31, 2015. Capital expenditures in the first quarter were $36 million compared with $48 million in the same period last year.

•	In February 2016, the company announced an extended and increased $200 million share repurchase program. During the first quarter, 689,944 shares were repurchased for $24.8 million at an average price of $35.98 per share. Purchases continued in the second quarter under this authorization with an additional 205,928 shares purchased at an average cost of $36.43 for $7.5 million through April 27, 2016. Since share repurchases began in August 2014, the company has repurchased a total of 10 million shares at an average price of $34.12 per share.

A summary presentation of information related to the quarter is posted on the company's website at http://investors.coopertire.com/Quarterly-Results.

Americas Tire Operations:

Americas Tire Operations	Q1 2016 ($M)	Q1 2015 ($M)	Change
Net Sales	$579	$599	(3.2)%
Operating Profit	$106	$90	17.8%
Operating Margin	18.3%	15.0%	3.3 ppts

First quarter net sales in the Americas segment declined 3.2 percent as a result of $11 million of unfavorable price and mix, $6 million of negative foreign currency impact, and $3 million of lower unit volume. Segment unit shipments decreased 0.5 percent compared with the same period last year. Cooper's total light vehicle tire shipments in the United States decreased 1.4 percent during the quarter due primarily to a decline in private label shipments. The Rubber Manufacturers Association (RMA) reported that its member shipments were up 0.6 percent, and total industry shipments (including an estimate for non-RMA members) increased 6.2 percent for the period.

First quarter operating profit was $106 million, or 18.3 percent of net sales, compared with $90 million, or 15.0 percent of net sales, in the first quarter of 2015. The higher operating profit primarily reflected $27 million of favorable raw material costs, net of price and mix, and $6 million of lower product liability costs, which were partially offset by $5 million of unfavorable manufacturing costs, $5 million of unfavorable SG&A costs, $5 million of negative currency impact and other costs, as well as $2 million due to lower unit volume.

International Tire Operations:

International Tire Operations	Q1 2016 ($M)	Q1 2015 ($M)	Change
Net Sales	$103	$107	(3.6)%
Operating Profit (Loss)	$(2)	$(3)	36.6%
Operating Margin	(1.7)%	(2.6)%	0.9 ppts

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Cooper Tire Q1 2016—3
First quarter net sales in the International segment declined 3.6 percent as a result of $6 million of unfavorable price and mix and $3 million of negative foreign currency impact, which was partially offset by $5 million from higher unit volume. International segment unit volume was up 4.6 percent driven by increased sales in the domestic China market for original equipment and replacement tires.

The first quarter operating loss was $2 million compared with an operating loss of $3 million in the first quarter of 2015. The improvement was driven by $2 million of favorable SG&A costs and $1 million of increased volume, partially offset by $2 million of negative currency impact and other costs.

The company continues to make progress on its planned acquisition of a majority interest in GRT, a joint venture in China to produce truck and bus radial tires for global markets. The transaction is expected to close in the third quarter of this year pending certain permits and approvals by the Chinese government.

Outlook

First quarter raw material costs decreased 10.1 percent from the fourth quarter of 2015, with the company’s internal raw material index decreasing from 146.2 to 131.5 in the first quarter. Cooper anticipates second quarter raw material costs will be up modestly from the first quarter.

Management updated expectations for full year 2016, which includes revised guidance for operating margin, tax rate and capital expenditures as follows.

•	Unit volume growth is expected in each of the company’s segments.
•	Total company operating margin, excluding the impact of acquisitions, is expected to be modestly above 2015 levels for full year 2016.
•	The International segment, excluding the impact of acquisitions, is expected to generate continued improvement in operating profit in 2016 and is anticipated to approach break-even operating profit by the fourth quarter of this year.
•	Effective tax rate for full year 2016 is expected to be in a range of 33 percent to 35 percent.
•	Capital expenditures, excluding the impact of acquisitions, are expected to range from $210 million to $240 million for the year. The company continues to invest in organic growth and margin improvement initiatives across all regions, and has adjusted the guidance to more accurately reflect expected timing of capital spending for those investments.

“Our new products, expectations for unit volume growth in both segments, and the improving mix of sales to more high value, high margin tires, position Cooper well in an extremely competitive market,” Armes said. “We continued to see very strong results in our Americas segment in the first quarter of 2016, with significant benefit coming from lower raw material costs during the quarter. As we look ahead to the balance of 2016, we expect that the benefit of lower raw material costs will moderate and global markets will become more competitive. In the International segment, our successful unit volume growth and improving operating results in the first quarter of 2016 give us encouragement for future performance in the segment,” he concluded.

First Quarter 2016 Conference Call Today at 10 a.m. Eastern

Management will discuss the financial and operating results for the first quarter of 2016, as well as the company’s business outlook, on a conference call for analysts and investors today at 10 a.m. EDT. The call may be accessed on the investor relations page of the company’s website at http://coopertire.com/Investors.aspx or at http://services.choruscall.com/links/ctb160429. Following the conference call, the webcast will be archived and available for 90 days at these websites.

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Cooper Tire Q1 2016—4
Forward-Looking Statements
This release contains what the company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the company anticipates may happen with respect to the future performance of the industries in which the company operates, the economies of the United States and other countries, or the performance of the company itself, which involve uncertainty and risk.

Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “will,” “should,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from projections or expectations due to a variety of factors, including but not limited to:

•	volatility in raw material and energy prices, including those of rubber, steel, petroleum-based products and natural gas or the unavailability of such raw materials or energy sources;
•	the failure of the company’s suppliers to timely deliver products in accordance with contract specifications;
•	changes to tariffs or the imposition of new tariffs or trade restrictions, including changes related to the anti-dumping and countervailing duties for passenger car and light truck tires imported into the United States from China; and any duties from the recent open investigation into truck and bus tires imported into the United States from China;
•	changes in economic and business conditions in the world;
•	increased competitive activity including actions by larger competitors or lower-cost producers;
•	the failure to achieve expected sales levels;
•	changes in the company’s customer relationships, including loss of particular business for competitive or other reasons;
•	the ultimate outcome of litigation brought against the company, including stockholders lawsuits relating to the terminated Apollo merger as well as product liability claims, in each case which could result in commitment of significant resources and time to defend and possible material damages against the company or other unfavorable outcomes;
•	a disruption in, or failure of, the company’s information technology systems, including those related to cyber security, could adversely affect the company’s business operations and financial performance;
•	changes in pension expense and/or funding resulting from investment performance of the company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions, or changes to related accounting regulations;
•	government regulatory and legislative initiatives including environmental and healthcare matters;
•	volatility in the capital and financial markets or changes to the credit markets and/or access to those markets;
•	changes in interest or foreign exchange rates;
•	an adverse change in the company’s credit ratings, which could increase borrowing costs and/or hamper access to the credit markets;
•	failure to implement information technologies or related systems, including failure by the company to successfully implement an ERP system;
•	the risks associated with doing business outside of the United States;
•	the failure to develop technologies, processes or products needed to support consumer demand;
•	technology advancements;
•	the inability to recover the costs to develop and test new products or processes;
•	the impact of labor problems, including labor disruptions at the company, its joint venture, or at one or more of its large customers or suppliers;
•	failure to attract or retain key personnel;
•	consolidation among the company’s competitors or customers;
•	inaccurate assumptions used in developing the company’s strategic plan or operating plans or the inability or failure to successfully implement such plans;

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Cooper Tire Q1 2016—5

•	any unforeseen circumstances that arise that cause the Board of Directors to alter its succession plans for the leadership of the company;
•	risks relating to acquisitions, such as the proposed acquisition of a majority interest in China-based Qingdao Ge Rui Da Rubber Co., Ltd., including the failure to successfully complete acquisitions or integrate them into operations or their related financings may impact liquidity and capital resources;
•	changes in the company’s relationship with its joint-venture partner or suppliers, including any changes with respect to the production of Cooper-branded products by CCT, the company’s former joint venture in China;
•	the ability to find alternative sources for products supplied by CCT;
•	the inability to obtain and maintain price increases to offset higher production or material costs;
•	inability to adequately protect the company’s intellectual property rights; and
•	inability to use deferred tax assets.

It is not possible to foresee or identify all such factors. Any forward-looking statement in this release is based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement. Further information covering issues that could materially affect financial performance is contained in the company's periodic filings with the U. S. Securities and Exchange Commission (“SEC”).

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About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specializes in the design, manufacture, marketing and sale of passenger car and light truck tires. Cooper and its subsidiaries also sell medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design operations within its family of companies located in more than one dozen countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Investor Contact:

Jerry Bialek

419.424.4165

investorrelations@coopertire.com

Media Contact:

Anne Roman

419.429.7189

alroman@coopertire.com

Cooper Tire & Rubber Company

Condensed Consolidated Statements of Income

(Unaudited)

(Dollar amounts in thousands except per share amounts)

	Three Months Ended
	March 31,
	2016	2015

Net sales	$649,775	$663,206
Cost of products sold	499,346	531,251
Gross profit	150,429	131,955

Selling, general and administrative expense	59,325	61,602
Operating profit	91,104	70,353

Interest expense	(6,636)	(6,356)
Interest income	940	562
Other non-operating income	1,462	80
Income before income taxes	86,870	64,639

Provision for income taxes	28,098	22,476
Net income	58,772	42,163

Net (loss) income attributable to noncontrolling shareholder interests	(233)	1,402

Net income attributable to Cooper Tire & Rubber Company	$59,005	$40,761

Basic earnings per share:
Net income attributable to Cooper Tire & Rubber Company common stockholders	$1.06	$0.70

Diluted earnings per share:
Net income attributable to Cooper Tire & Rubber Company common stockholders	$1.05	$0.69

Weighted average shares outstanding (000s):
Basic	55,535	58,076
Diluted	56,132	59,325

Segment information:
Net sales
Americas Tire	$579,338	$598,514
International Tire	103,226	107,102
Eliminations	(32,789)	(42,410)

Operating profit (loss):
Americas Tire	$106,052	$89,998
International Tire	(1,772)	(2,793)
Unallocated corporate charges	(13,019)	(18,886)
Eliminations	(157)	2,034

Cooper Tire & Rubber Company

Condensed Consolidated Balance Sheets

(Unaudited)

(Dollar amounts in thousands)	March 31,
	2016	2015

ASSETS
Current assets:
Cash and cash equivalents	$433,996	$449,145
Notes receivable	5,620	6,712
Accounts receivable	418,923	385,051
Inventories	474,681	474,600
Other current assets	33,347	42,704
Total current assets	1,366,567	1,358,212

Net property, plant and equipment	799,089	751,675
Goodwill	18,851	18,851
Intangibles	132,782	139,371
Restricted cash	820	660
Deferred income tax assets	133,877	181,574
Other assets	16,487	15,227
Total assets	$2,468,473	$2,465,570

LIABILITIES AND EQUITY
Current liabilities:
Notes payable	$7,737	$15,815
Accounts payable	202,217	238,163
Accrued liabilities	192,176	189,757
Income taxes payable	29,427	14,722
Current portion of long-term debt	600	2,064
Total current liabilities	432,157	460,521

Long-term debt	295,837	296,950
Postretirement benefits other than pensions	249,917	264,460
Pension benefits	298,505	358,738
Other long-term liabilities	135,578	153,026
Deferred income tax liabilities	2,159	4,755
Total parent stockholders' equity	1,016,388	886,351
Noncontrolling shareholder interest in consolidated subsidiary	37,932	40,769
Total liabilities and equity	$2,468,473	$2,465,570

Cooper Tire & Rubber Company

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Dollar amounts in thousands)

	Three Months Ended
	March 31,
	2016	2015

Operating activities:
Net income	$58,772	$42,163
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	31,792	29,470
Stock-based compensation	4,752	2,639
Change in LIFO inventory reserve	(29,899)	(49,694)
Amortization of unrecognized postretirement benefits	10,791	11,578
Changes in operating assets and liabilities:
Accounts and notes receivable	(44,148)	(22,265)
Inventories	(32,536)	(8,729)
Other current assets	(274)	2,222
Accounts payable	(8,369)	(18,054)
Accrued liabilities	(11,705)	14,779
Other items	22,465	(12,111)
Net cash provided by (used in) operating activities	1,641	(8,002)

Investing activities:
Additions to property, plant and equipment and capitalized software	(36,166)	(47,698)
Proceeds from the sale of assets	20	1,353
Net cash used in investing activities	(36,146)	(46,345)

Financing activities:
Net payments on short-term debt	(7,586)	(40,839)
Repayments of long-term debt	(600)	(1,058)
Repurchase of common stock	(24,826)	(12,352)
Payment of dividends to Cooper Tire & Rubber Company stockholders	(5,817)	(6,060)
Issuance of common shares and excess tax benefits on stock options	3,469	16,682
Net cash used in financing activities	(35,360)	(43,627)

Effects of exchange rate changes on cash	(1,296)	(4,533)

Net change in cash and cash equivalents	(71,161)	(102,507)

Cash and cash equivalents at beginning of year	505,157	551,652

Cash and cash equivalents at end of period	$433,996	$449,145